	FEDERAL INSURANCE COMPANY
	Endorsement No.:	5
	Bond Number:	81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 1 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on January 1, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: January 30, 2007
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

	FEDERAL INSURANCE COMPANY
	Endorsement No:	6
	Bond Number:	81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
AMERICAN PERFORMANCE FUNDS
BALANCED FUND
BOND FUND
CASH MANAGEMENT FUND
INTERMEDIATE BOND FUND
INTERMEDIATE TAX-FREE BOND FUND
SHORT-TERM INCOME FUND
U.S. TREASURY FUND
INSTITUTIONAL CASH MANAGEMENT FUND
INSTITUTIONAL U.S. TREASURY FUND
TAX-FREE MONEY MARKET FUND (FORMERLY INSTITUTIONAL TAX-FREE MONEY MARKET FUND)
U.S. MID CAP EQUITY FUND
U.S. TAX-EFFICIENT MID CAP EQUITY FUND
U.S. LARGE CAP EQUITY FUND
U.S. SMALL CAP EQUITY FUND
U.S. TAX-EFFICIENT LARGE CAP EQUITY FUND F/K/A EQUITY FUND
U.S. TAX-EFFICIENT SMALL CAP EQUITY FUND F/K/A SMALL CAP EQUITY FUND
This Endorsement applies to loss discovered after 12:01 a.m. on January 1, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: January 30, 2007

ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1

	FEDERAL INSURANCE COMPANY
	Endorsement No.:	7
	Bond Number:	81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 6 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on January 2, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: January 29, 2007
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

	FEDERAL INSURANCE COMPANY
	Endorsement No:	8
	Bond Number:	81391888

NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
AMERICAN PERFORMANCE FUNDS
BALANCED FUND
BOND FUND
CASH MANAGEMENT FUND
INTERMEDIATE BOND FUND
INTERMEDIATE TAX-FREE BOND FUND
SHORT-TERM INCOME FUND
U.S. TREASURY FUND
TAX-FREE MONEY MARKET FUND F/K/A INSTITUTIONAL TAX-FREE MONEY MARKET FUND
U.S. MID CAP EQUITY FUND
U.S. TAX-EFFICIENT MID CAP EQUITY FUND
U.S. LARGE CAP EQUITY FUND
U.S. SMALL CAP EQUITY FUND
U.S. TAX-EFFICIENT LARGE CAP EQUITY FUND F/K/A EQUITY FUND
U.S. TAX-EFFICIENT SMALL CAP EQUITY FUND F/K/A SMALL CAP EQUITY FUND
This Endorsement applies to loss discovered after 12:01 a.m. on January 2, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: January 29, 2007
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1

	FEDERAL INSURANCE COMPANY
	Endorsement No.:	9
	Bond Number:	81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 8 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on March 15, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: April 3, 2007
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

	FEDERAL INSURANCE COMPANY
	Endorsement No:	10
	Bond Number:	81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
AMERICAN PERFORMANCE FUNDS
BALANCED FUND
BOND FUND
CASH MANAGEMENT FUND
INTERMEDIATE BOND FUND
INTERMEDIATE TAX-FREE BOND FUND
SHORT-TERM INCOME FUND
U.S. TREASURY FUND
TAX-FREE MONEY MARKET FUND F/K/A INSTITUTIONAL TAX-FREE MONEY MARKET FUND
U.S. MID CAP EQUITY FUND
U.S. TAX-EFFICIENT MID CAP EQUITY FUND
U.S. LARGE CAP EQUITY FUND
U.S. SMALL CAP EQUITY FUND
U.S. TAX-EFFICIENT LARGE CAP EQUITY FUND F/K/A EQUITY FUND
This Endorsement applies to loss discovered after 12:01 a.m. on March 15, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: April 3, 2007

ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1

	FEDERAL INSURANCE COMPANY
	Endorsement No.	11
	Bond Number:	81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
REVISE ITEM 2. ENDORSEMENT
It is agreed that this Bond is amended by deleting ITEM 2. in its entirety on the DECLARATIONS and substituting the following:
ITEM 2. LIMITS OF LIABILITY-DEDUCTIBLE AMOUNTS:
If “Not Covered” is inserted below opposite any specified INSURING CLAUSE, such INSURING CLAUSE and any other reference to such INSURING CLAUSE in this Bond shall be deemed to be deleted. There shall be no deductible applicable to any loss under INSURING CLAUSE 1 sustained by any Investment Company.

		SINGLE LOSS	DEDUCTIBLE
INSURING CLAUSE		LIMIT OF LIABILITY	AMOUNT
1.	Employee	$ 2,500,000.	$ 25,000.
2.	On Premises	$ 2,500,000.	$ 25,000.
3.	In Transit	$ 2,500,000.	$ 25,000.
4.	Forgery or Alteration	$ 2,500,000.	$ 25,000.
5.	Extended Forgery	$ 2,500,000.	$ 25,000.
6.	Counterfeit Currency	$ 2,500,000.	$ 25,000.
7.	Threats to Person	$ Not Covered	$ N/A
8.	Computer System	$ 2,500,000.	$ 25,000.
9.	Voice Initiated Funds Transfer Instruction	$ 2,500,000.	$ 25,000.
10.	Uncollectible Items of Deposit	$ 50,000.	$ 5,000.
11.	Audit Expense	$ 50,000.	$ 5,000.
This Endorsement applies to loss discovered after 12:01 a.m. on March 31, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: April 18, 2007

ICAP Bond
Form 17-02-1582 (Ed. 5-98) Page 1